UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2010

HD SUPPLY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-159809	75-2007383
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Cumberland Boulevard, Suite 1480 Atlanta, Georgia	30339
(Address of principal executive offices) (770) 852-9000 (Registrant’s telephone number)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement Amendments and The Home Depot, Inc. Consent

On March 19, 2010, HD Supply, Inc. (the “Company”) entered into Amendment No. 3 (the “Cash Flow Amendment”) to its $1,300,000,000 senior secured credit facility (as heretofore amended, the “Cash Flow Credit Agreement”), dated as of August 30, 2007, by and among the Company, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and the other lenders and financial institutions from time to time party thereto. The Cash Flow Amendment extended the maturity date from August 30, 2012 to April 1, 2014 of approximately $873 million in principal amount of outstanding term loans under the Cash Flow Credit Agreement. The Home Depot Inc. (“THD”), which guarantees payment of the term loans under the Cash Flow Credit Agreement, consented to the Cash Flow Amendment. Concurrently, THD and the Company entered into an agreement pursuant to which THD consented to any later amendment to the Cash Flow Credit Agreement (similar in form and substance to the Cash Flow Amendment) that would extend the maturity of the remaining approximately $104 million of outstanding term loans to a date that is not later than the maturity date in effect from time to time under the Cash Flow Amendment. In addition, the Company entered into a letter agreement with THD, pursuant to which the Company agreed that, while the THD guarantee is outstanding, the Company would not voluntarily repurchase senior notes or any senior subordinated notes, directly or indirectly, without THD’s prior written consent, subject to certain exceptions, including debt repurchases with equity or permitted refinancings. The Company also agreed to prepay $30,000,000 in aggregate principle amount of non-extending term loans under the Cash Flow Credit Agreement. The maturity date of the extended outstanding term loans may be further extended to a date not later than June 1, 2014, without further consent by the lenders, if THD provides a notice electing to extend its guarantee of the term loans to such later date. However, THD is under no obligation to provide such notice or make such election to further extend its guarantee, and the Company cannot provide any assurance that THD will provide such notice or make such election or on what terms it might do so. The remaining outstanding non-extended term loans will mature on the original maturity date of such loans, i.e. August 30, 2012. All terms loans outstanding under the Cash Flow Credit Agreement amortize in nominal quarterly installments equal to 0.25% of the original aggregate principal amount of the term loans. The Cash Flow Amendment also increased the borrowing margins applicable to the extended portion of the term loans by 150 basis points.

On March 19, 2010, the Company also entered into the Limited Consent and Amendment No. 3 (the “ABL Amendment”) to its $2,100,000,000 senior asset based revolving credit facility (as heretofore amended, the “ABL Credit Agreement”), dated as of August 30, 2007, by and among the Company, certain subsidiaries of the Company, GE Business Financial Services Inc. (formerly known as Merrill Lynch Business Financial Services Inc.), as administrative agent and collateral agent, GE Canada Finance Holding Company, as Canadian administrative agent and Canadian collateral agent, and the several lenders and financial institutions from time to time parties thereto. Pursuant to the ABL Amendment, the Company (i) converted approximately $214 million of commitments under the facility into a term loan (the “ABL Term Loan”), (ii) extended the maturity date of approximately $1,537 million of the commitments under the facility from August 30, 2012 to the later of April 1, 2014 and the maturity date of the extended term loans under the Cash Flow Amendment, and (iii) reduced the total commitments under the facility by approximately $45 million. The ABL Term Loan does not amortize and the entire principal amount thereof is due and payable on the later of April 1, 2014 and the maturity date of the extended term loans under the Cash Flow Amendment. The remaining approximately $304 million of commitments under the facility matures on the original maturity date of such commitments, i.e. August 30, 2012. In addition, the ABL Amendment provided for a borrowing margin of 225 to 325 basis points applicable to the ABL Term Loan and increased the borrowing margins applicable to the extended portion of the ABL revolving facility by 175 basis points and the commitment fee applicable to such portion by 50 basis points.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 18, 2010, the Company and John Stegeman entered into a letter of employment (the “Employment Letter”), pursuant to which Mr. Stegeman will serve as Executive President of the Company, effective April 12, 2010, in charge of the following lines of business: HD Supply Waterworks, HD Supply Construction Supply (dba White Cap Construction Supply), HD Supply Electrical, HD Supply Plumbing/HVAC, and HD Supply Canada. Mr. Stegeman will report directly to the Company’s Chief Executive Officer.

Prior to his appointment as Executive President, Mr. Stegeman served as President and Chief Executive Officer of Ferguson Enterprises, Inc. since September 2005. From May 2005 through September 2005, Mr. Stegeman served as Ferguson’s Chief Operating Officer, and prior to May 2005, he served as Senior Vice President.

Pursuant to the Employment Letter, the Company has agreed to provide Mr. Stegeman with the following compensation and benefits:

•	Mr. Stegeman will be paid an annual base salary of $725,000, subject to annual review.

•	Mr. Stegeman will also have an annual targeted bonus opportunity equal to 100% of base salary to be paid in the discretion of the Company.

•

Mr. Stegeman will be paid a signing bonus equal to $450,000 within 30 days after the effective date of his employment. The net after tax proceeds of Mr. Stegeman’s signing bonus will be used to purchase shares of Company common stock. In the event Mr. Stegeman voluntarily terminates his employment prior to April 11, 2012, the Company may, in its discretion, require him to repay a pro rated portion of his signing bonus.

•

Mr. Stegeman will also be eligible to participate in the Company’s Management Equity Plan and will receive an option (the “Option”) to purchase 1,083,333 shares of Company common stock at their then fair market value, subject to approval by the Board of Directors of the Company. The Option will vest in accordance with the terms of the Management Equity Plan and has an exercise price per share of $10.00 for 650,000 shares of common stock and $4.15 for the remaining 433,333 shares of common stock.

•

Mr. Stegeman will also be entitled to participate in the Company’s Supplemental Executive Benefits Program and the executive relocation plan, on the same terms and conditions as similarly situated executive officers. Mr. Stegeman will receive four weeks of paid vacation in each of the first four years of his employment with the Company, and be provided the opportunity to participate in the Company’s standard group benefit programs.

In the event Mr. Stegeman’s employment is terminated by the Company without cause, Mr. Stegeman will be entitled to an amount equal to 24 months of base salary continuation, provided that he executes a general release of employment liability claims.

Mr. Stegeman is also subject to customary non-competition and non-solicitation covenants during his employment, and for two years following his termination in the case of the noncompetition covenants, and for three years following his termination in the case of the non-solicitation covenants. Mr. Stegeman is also subject to customary confidentiality covenants.

The Company has issued a press release announcing Mr. Stegeman’s employment, a copy of which is attached as an exhibit to this Form 8-K.

Forward-Looking Statements

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this report is not a guarantee of future events and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this report. There can be no assurance that THD will provide a notice to further extend the maturity of the term loans under the Cash Flow Credit Agreement to June 1, 2014 or on what terms it might do so. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our registration statement on Form S-4/A, filed July 27, 2009, and subsequent filings with the Securities and Exchange Commission. Any forward-looking information presented herein is made only as of the date of this report, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit 99.1	Press Release “HD Supply, Inc. Enters into Amendments to Existing Credit Agreements,” dated March 19, 2010.

Exhibit 99.2	Press Release “HD Supply, Inc. Adds Industry Veteran John Stegeman to Senior Leadership Team,” dated March 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HD Supply, Inc.

By:	/s/ NIGEL ANDRÉ
Name:	Nigel André
Title:	Vice President and Treasurer

Date: March 19, 2010

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